Exhibit 10.1

EXECUTION COPY

PRIVILEGED AND CONFIDENTIAL

Chief Executive Officer Term Sheet

Set forth below are the key terms of the proposed arrangement concerning the service of Executive (as defined below) with Stone Energy Corporation (the “Company”). Until superseded by an executed definitive agreement, this term sheet constitutes the entire agreement between the parties hereto and is hereafter referred to as the “Agreement.” This Agreement will be effective upon execution.

Name:	James Trimble (“Executive”).

Position/Duties:	Executive will serve as interim Chief Executive Officer and interim President of the Company. Executive will report directly to the board of directors of the Company (the “Board”). Executive will serve as a member of the Board.

Term:	Executive will be an employee-at-will and the term of employment will commence on April 28, 2017 (the “Start Date”) and end when terminated by either party upon 30 days advance written notice or as otherwise provided in definitive agreements between the parties.

Annual Base Salary:	While employed under this Agreement, Executive’s annual base salary will be $650,000 (“Base Salary”) and will be paid in cash in accordance with the customary payroll practices of the Company.

Annual Bonus:

While employed under this Agreement, Executive will be eligible to receive an annual bonus (the “Bonus”) with a target equal to 120% of Base Salary (the “Target Bonus”) contingent upon the achievement of qualitative and quantitative performance goals approved by the Board.

Executive’s Bonus for 2017 will be no less than the amount of his Target Bonus prorated from the Start Date. In the event of a Corporate Change of the Company or the termination of Executive’s employment by the Company without Cause or by Executive for Good Reason, Executive will be paid the prorated Target Bonus for the period from the Start Date through December 31, 2017 in a lump sum following termination subject to the execution and irrevocability of a release of claims.

Unless otherwise provided in definitive agreements between the parties, the definitions of “Cause” and “Good Reason” and the form of release from the Stone Energy Corporation Executive Severance Plan shall apply for purposes of this Agreement and “Corporate Change” shall have the meaning given such term under the Stone Energy Corporation 2017 Long-Term Incentive Plan.

EXECUTION COPY

Benefits:	While employed under this Agreement, Executive will be eligible to participate in the Company’s employee benefit plans generally applicable to senior executives of the Company as in effect from time to time and in accordance with the terms and conditions set forth in such plans. The Company will provide Executive with indemnification and directors and officers insurance coverage to the fullest extent permitted by applicable law.

Restrictive Covenants:	Executive agrees that he is subject to a (i) 12-month post-termination non-competition obligation relating to the business of the Company (ii) 12-month post-termination non-solicitation obligation applying to employees, consultants, customers and similar business relationships of the Company (iii) perpetual confidentiality obligation and (iv) perpetual non-disparagement obligation.

Withholding:	Payments due to Executive hereunder will be subject to withholding in accordance with applicable tax laws or regulations.

Governing Law	This Agreement shall be governed by, and construed in accordance with, the laws of the State of Louisiana, without regard to the rules thereof relating to conflicts of law.

Definitive Agreements:	The parties agree to negotiate in good faith and to enter into definitive agreements on terms consistent with this Agreement and in forms reasonably acceptable to the parties, which will supersede this Agreement and any other agreements between the Company and Executive.

The parties have executed this Agreement as of the date set forth below.

STONE ENERGY CORPORATION

By:	/s/ Neal Goldman
Name:	Neal Goldman
Title:	Chairman of the Board of Directors

EXECUTIVE
/s/ James Trimble
Agreed as of April 27, 2017